Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Completion of $350,000,000 Issuance of 5.875% Senior Notes due 2027, Completion of Tender

Offer for 7.375% Senior Notes due 2021 and Redemption of Remaining 7.375% Senior Notes due 2021

Whippany, New Jersey, February 14, 2017 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”) announced today the completion of the previously announced tender offer to purchase any and all of the outstanding 7.375% Senior Notes due 2021 with CUSIP number 864486AG0 (the “2021 Notes”) issued by Suburban Propane and Suburban Energy Finance Corp. (together with Suburban Propane, the “Issuers”), and the completion of the public offering of $350,000,000 aggregate principal amount of the Issuers’ 5.875% senior notes due 2027 (the “2027 Notes”).

As of the expiration of the tender offer at 5:00 p.m., New York City time, on February 13, 2017 (the “Expiration Time”), approximately $250.7 million of the $346.2 million aggregate principal amount of 2021 Notes, or 72.4% of the aggregate principal amount outstanding, had been validly tendered and not withdrawn, which excludes approximately $6.6 million aggregate principal amount of 2021 Notes that remain subject to guaranteed delivery procedures. The complete terms and conditions of the tender offer were set forth in an Offer to Purchase dated February 7, 2017 (the “Offer to Purchase”) that was made available to eligible holders of the 2021 Notes.

The 2027 Notes were issued under an indenture for senior debt securities, dated as of May 27, 2014, as supplemented by the third supplemental indenture, dated as of February 14, 2017, with The Bank of New York Mellon, as trustee (the “Trustee”). The net proceeds of the offering of the 2027 Notes, after deducting estimated offering expenses, were approximately $344.0 million, all of which was or will be used, together with borrowings under Suburban Propane’s existing revolving credit facility, to fund the purchase of 2021 Notes tendered and accepted in the tender offer prior to the Expiration Time and the redemption of any 2021 Notes remaining after the consummation of the tender offer.

In accordance with the terms of the Offer to Purchase, the Issuers made a cash payment to all holders who validly tendered their 2021 Notes in the tender offer of $1,041.45 per $1,000 principal amount of 2021 Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date of February 14, 2017.

Effective as of February 14, 2017, the Issuers (i) gave notice to redeem all remaining 2021 Notes that were not validly tendered in the tender offer at the Expiration Time and (ii) satisfied and discharged the indenture governing the 2021 Notes in accordance with its terms. The redemption price of any 2021 Notes so redeemed is 103.688% of the principal amount thereof, plus accrued and unpaid interest up to, but not including, the date of redemption. The Issuers have deposited with the Trustee sufficient funds to redeem, on the redemption date of March 16, 2017, any and all of the 2021 Notes that were not tendered and validly accepted prior to the Expiration Time. 2021 Notes subject to redemption are to be surrendered to the Trustee in exchange for payment of the redemption price. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to Corporate Trust Department, 500 Ross Street, 12th Floor, Pittsburgh, PA 15262.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928. Suburban Propane serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 675 locations in 41 states.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the 2021 Notes and the 2027 Notes and as co-obligor for other debt securities Suburban Propane has previously issued and may issue in the future. It has nominal assets and does not and will not conduct any operations or have any employees.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban Propane expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the use of proceeds of the public offering. These statements reflect Suburban Propane’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban Propane’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban Propane undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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